Exhibit 21(a)


MATERIAL SUBSIDIARIES OF TXU EUROPE LIMITED


TXU Europe Group plc
Eastern Electricity plc


TXU EUROPE POWER LIMITED
Anglian Power Generators Limited
Eastern Generation Services Limited
Eastern Generation Research limited
Eastern Merchant Generation Limited
Eastern Merchant Properties Limited
Eastern Renewable Generation Limited
Eastern Gas Generation Maintenance Limited
Peterborough Power Limited
Shotton Combined Heat Limited
Nedalo (UK) Ltd
BG Cogen Limited
Citigen (London) Limited



Eastern Group Finance Limited


EASTERN POWER AND ENERGY TRADING LIMITED
Eastern Natural Gas (Trading) Limited
Eastern Natural Gas (Offshore) Limited
Eastern Ten Limited
Eastern Power and Energy Trading Poland Sp zoo